UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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U.S. WELL SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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supplement to proxy statement for the ANNUAL MEETING OF STOCKHOLDERS to be held on may 20, 2022

May 17, 2022

Dear Stockholder:

This proxy statement supplement, dated May 17, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of U.S. Well Services, Inc., a Delaware corporation (the “Company”), dated April 20, 2022 (the “Proxy Statement”), and the supplemental additional materials to the Proxy Statement, dated May 9, 2022 (the “Proxy Supplement,” and together with the Proxy Statement, the “Proxy Materials”) for the Annual Meeting of Stockholders of the Company to be held on Friday May 20, 2022 at 10:00 a.m., Central Daylight Time, virtually via live webcast at www.proxydocs.com/USWS (the “Annual Meeting”).

This Supplement updates the Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End 2021 Table and related narrative information under the “Executive Compensation” section of the Proxy Materials to correct the value of the 2021 Performance Awards (Pool A) included in those tables and related narrative information.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY MATERIALS.

EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY MATERIALS.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Years Ended December 31, 2021 and 2020

The following table summarizes, with respect to USWS’ NEOs, information relating to compensation for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joel Broussard	2021	$800,000	$—	$2,620,005	$—	$299,200	$13,800	$3,733,005
President and Chief Executive Officer	2020	$680,000	$—	$4,420,304	$—	$440,000	$19,218	$5,559,522
Kyle O’Neill	2021	$420,000	$—	$1,046,309	$—	$224,720	$13,800	$1,704,829
Chief Financial Officer	2020	$357,000	$—	$1,765,469	$—	$247,800	$14,468	$2,384,737
Matthew Bernard	2021	$390,000	$—	$480,588	$—	$162,240	$—	$1,032,828
Chief Administrative Officer	2020	$331,500	$—	$809,726	$—	$159,900	$4,913	$1,306,039

(1) In 2021, the annual base salaries were $800,000, $420,000 and $390,000 for Messrs. Broussard, O’Neill and Bernard, respectively. The annual base salaries were reduced in 2020 by 20% on an annualized basis to better align the Company’s expenses with client activity levels and in response to the sharp decline in oil prices and challenging industry outlook driving extraordinary reductions in customer activity. Accordingly, the base salaries for Messrs. Broussard, O’Neill and Bernard for 2020 were $680,000, $357,000 and $331,500, respectively.

(2) Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in “Note 16—Share-Based Compensation” to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(3) Reflects amounts earned pursuant to the Annual Incentive Plan. Awards for 2021 and 2020 for Mr. Broussard, Mr. O’Neill and Mr. Bernard reflect compensation for the full fiscal year.

(4) Amounts for 2021 includes an automobile allowance of $13,800 for each of Messrs. Broussard and O’Neill. Amounts for 2020 include matching contributions we make on account of employee contributions under our 401(k) savings plan of $10,218, $5,468 and $4,913, for Messrs. Broussard, O’Neill and Bernard, respectively, and an automobile allowance of $9,000 for each of Messrs. Broussard and O’Neill.

Outstanding Equity Awards at Fiscal Year-End 2021 Table

The following table reflects information regarding outstanding equity-based awards held by USWS’ NEOs as of December 31, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Joel Broussard	79,510	79,509	$31.19	3/14/2026	88,314	$101,561	61,400	$—
	—	—	—	—	756,167	$869,592	—	$—
	—	—	—	—	—	$—	1,867,370	$2,147,476
	—	—	—	—	—	$—	870,245	$1,000,782
Kyle O’Neill	32,580	32,579	$31.19	3/14/2026	36,187	$41,615	—	$—
	—	—	—	—	301,994	$347,293	—	$—
	—	—	—	—	—	$—	745,828	$857,702
	—	—	—	—	—	$—	347,552	$399,685
Matthew Bernard	13,235	13,236	$31.19	3/14/2026	14,701	$16,906	40,943	$—
	—	—	—	—	138,615	$159,407	—	$—
	—	—	—	—	—	$—	342,071	$393,382
	—	—	—	—	—	$—	159,542	$183,473

(1) Stock option and restricted stock awards held by executives vest in four equal installments on each anniversary of the date of grant, March 14, 2019, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(2) Calculated based upon the closing market price of our Common Stock on December 31, 2021, the last trading day of our 2021 fiscal year ($1.15) multiplied by the number of unvested awards at year-end.

(3) Restricted share grants of 61,400 and 40,943 to Messrs. Broussard and Bernard, respectively, will vest in equal one-third increments on each of the first, second, and third anniversaries of the grant date, November 9, 2018 (the “Grant Date”); provided, however, that: (a) no restricted shares will vest on any such date unless the closing price of our Common Stock on Nasdaq (or other principal stock exchange on which the Common Stock is then listed for trading) has been $42.00 or greater for 20 trading days in any period of 30 consecutive trading days commencing after the Grant Date (the “Trading Condition”), and (b) in the event that restricted shares do not vest on the applicable anniversary of the Grant Date because the Trading Condition has not been satisfied, such restricted shares will vest upon the later satisfaction of the Trading Condition.

(4) Performance Award (Pool A) grants were made with a designated cash value. The share numbers of 1,867,370, 745,828 and 342,071 for Messrs. Broussard, O’Neill and Bernard, respectively, represent the fair market value of the award in shares of stock, assuming a settlement date of December 31, 2021, calculated using the last day of our 2021 fiscal year trading price of $1.15, assuming such award is settled in shares in lieu of cash. Similarly, Performance Award (Pool B) grants were made with a designated cash value. The share numbers of 870,245, 347,552 and 159,542, for Messrs. Bernard, O’Neill and Bernard, respectively, represent the fair market value of the awards in shares of stock, utilizing the grant date fair market value of $1.15, assuming such award is settled in shares in lieu of cash. See “Long-Term Incentive Awards—Performance Awards (Pool A)” and “Long-Term Incentive Awards—Performance Awards (Pool B)” below for a more detailed discussion on these awards.

(5) Calculated using the net equivalent shares of the Performance Award (Pool A) and Performance Award (Pool B) (as discussed in footnote (4) above) based upon the closing market price of our Common Stock on December 31, 2021, the last trading day of our 2021 fiscal year ($1.15) multiplied by the number of unvested awards at year-end.

Additional Narrative Disclosures

Long-Term Incentive Awards

To align the compensation of our NEOs with the achievement of our business goals and strategy and to align our interests with those of our stockholders, we award long-term incentives to our named executive officers as a component of an executive’s compensation package. These awards have been made under the LTIP.

Over the course of 2021, the Compensation Committee evaluated means by which it could provide incentives for certain of the Company’s key employees to remain employed by the Company. After carefully evaluating many options, the Board, upon the recommendation of the Compensation Committee, approved the grant of deferred stock units and certain performance incentive awards that will provide for potential future payments to be made to certain key employees of the Company, as summarized below. The Board believes that these awards will provide for a key retention tool that will benefit all of its stockholders. Specifically, the Board believes that these awards will enable the Company to: (i) enhance executive management’s and other key employees’ sense of participation in the Company; and (ii) provide incentives for continued employment. The Board also believes that these awards will further align the interests of executive management and key employees with those of the Company’s stockholders through the potential for increased stock ownership.

Deferred Stock Unit Awards. On November 5, 2020 (the “2020 Grant Date”), the Company entered into Deferred Stock Unit Award Agreements (the “DSU Award Agreements”) with certain key employees, including its Named Executive Officers. Each DSU represents the right to receive one share of the Company’s Common Stock. The DSUs are subject to vesting and the award recipients’ continued employment with the Company, and will vest 1/3 each year, beginning on the first anniversary of January 1, 2020 (the “2020 Vesting Effective Date”), or in full upon the occurrence of a Change of Control (as defined in the DSU Award Agreement). If a recipient’s employment is terminated as the result of certain events, such as death, disability or retirement, the participant will vest in 1/3 of the DSUs. Shares of Common Stock issuable with respect to vested DSUs held by Messrs. Broussard, O’Neill and Bernard will be issued on the earlier of the following: (i) the 60th day after their respective termination; (ii) upon a Change of Control (as defined in the DSU Award Agreement); or (iii) upon the fifth anniversary of the 2020 Grant Date.

On August 31, 2021 (the “2021 Grant Date”), the Company entered into DSU Award Agreements with certain key employees, including its Named Executive Officers. The DSUs are subject to vesting and the award recipients’ continued employment with the Company, and will vest 1/3 each year, beginning on the first anniversary of January 1, 2021 (the “2021 Vesting Effective Date”), or in full upon the occurrence of a Change of Control (as defined in the DSU Award Agreement). If a recipient’s employment is terminated as the result of certain events, such as death, disability or retirement, the participant will vest in 1/3 of the DSUs. Shares of Common Stock issuable with respect to vested DSUs held by Messrs. Broussard, O’Neill and Bernard will be issued on the earlier of the following: (i) the 60th day after their respective termination; (ii) upon a Change of Control (as defined in the DSU Award Agreement); or (iii) upon the fifth anniversary of the 2021 Grant Date.

Performance Awards (Pool A). On the 2020 Grant Date, the Company entered into Performance Awards (Pool A) (the “Pool A Performance Award Agreements”) with certain key employees, including its Named Executive Officers under the LTIP. Pursuant to their respective Pool A Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted an award (the “Pool A Performance Award”) with a designated cash value equal to approximately $1.9 million, $0.75 million and $0.34 million, respectively, which amounts increased by 12.0% until May 24, 2021 and 16.0% thereafter, compounding quarterly (the “Pool A Award Value”). The Pool A Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool A Performance Award Agreements), the Company’s Series A Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool A Performance Award prior to the date on which the Pool A Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below. The respective Pool A Performance Awards of the Named Executive Officers are subject to their continued employment and vested in full on the first anniversary of the 2020 Vesting Effective Date. If the employment of any Named Executive Officer is terminated for certain events of cause, then the entire Pool A Performance Award held by such terminated executive will be forfeited, whether or not vested in the case of a for cause termination.

On the 2021 Grant Date, the Company entered into Pool A Performance Award Agreements with certain key employees, including its Named Executive Officers under the LTIP. Pursuant to their respective Pool A Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted a Pool A Performance Award with a designated cash value equal to approximately $2.1 million, $0.9 million and $0.4 million, respectively, which amounts increase by 16.0%, compounding quarterly (the “2021 Pool A Award Value,” together with the 2020 Pool A Award Value, the “Pool A Award Value”). The 2021 Pool A Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool A Performance Award Agreements), the Company’s Series A Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool A Performance Award prior to the date on which the Pool A Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below. The respective Pool A Performance Awards of the Named Executive Officers are subject to their continued employment and vested in full on the first anniversary of the 2021 Vesting Effective Date. If the employment of any Named Executive Officer is terminated for certain events of cause, then the entire Pool A Performance Award held by such terminated executive will be forfeited, whether or not vested in the case of a for cause termination.

The vested Pool A Performance Award will be payable to the Named Executive Officers on the earlier of the following:

a.
Upon a Change of Control (as defined in the Pool A Performance Award Agreements), either:
i.
If holders of shares of Series A Preferred Stock receive consideration in connection with such Change of Control in exchange or redemption thereof, then in the applicable merger consideration as if the participant held shares of Series A Preferred Stock immediately prior to such Change of Control with an aggregate redemption price equal to the applicable Pool A Award Value, or
ii.
If holders of shares of Series A Preferred Stock do not receive such consideration, then (x) in cash in a transaction in which the holders of Common Stock receive no consideration, cash or consideration other than a combination of cash and securities or (y) in shares of Common Stock equal to the quotient of the applicable Pool A Award Value and the Fair Market Value (as defined in the Pool A Performance Award Agreements) of a share of Common Stock, upon a transaction in which the holders of Common Stock receive securities or a combination of cash and securities.
b.
Upon the fixed payment date (as defined below) in, at the Company’s election, (x) cash or (y) shares of Common Stock equal to the quotient of the Pool A Award Value and the Fair Market Value (as defined in the Pool A Performance Award Agreements) of a share of Common Stock.

The fixed payment date (the “Fixed Payment Date”) is the fifth anniversary of the 2020 Grant Date and 2021 Grant Date, respectively, unless the Company elects to defer the payment date, subject to the requirements set forth in the Pool A Performance Award Agreement or Pool B Performance Award Agreement, as applicable, for such a deferral, to a date not less than five years from, nor more than six years after, the initial Fixed Payment Date.

Performance Awards (Pool B). On the 2020 Grant Date, the Company entered into Performance Awards (Pool B) (the “Pool B Performance Award Agreements”) with certain key employees, including the Named Executive Officers, under the LTIP. Pursuant to their respective Pool B Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted an award (the “Pool B Performance Award”) with a designated cash value equal to approximately $1.3 million, $0.5 million and $0.2 million, respectively, which amounts increased by 12.0% until May 24, 2021 and 16.0% thereafter, compounding quarterly (the “Pool B Award Value”). The Pool B Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool B Performance Award Agreements), the Company’s Series B Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool B Performance Award prior to the date on which the Pool B Performance Award becomes vested and the restricted periods lapse and payment date occurs, as summarized below. The respective Pool B Performance Awards of the Named Executive Officers are subject to their continued employment and vest 1/3 each year, beginning on the first anniversary of the 2020 Vesting Effective Date, or in full upon the occurrence of a Change of Control (as defined in the Pool B Performance Award Agreement). If the employment of any Named Executive Officer is terminated (i) due to death or disability, then he will vest in 1/3 of the Pool B Performance Award or (ii) due to retirement after the first anniversary of the 2020 Vesting Effective Date, then he will vest in 1/3 of the Pool B Performance Award. Upon the termination of their employment for any other reason or for certain events of cause, then the unvested portion of the Pool B Performance Award held by such terminated executive will be forfeited, and in the case of a for cause termination, the entire Pool B Performance Award will be forfeited, whether or not vested.

On the 2021 Grant Date, the Company entered into Pool B Performance Award Agreements with certain key employees, including its Named Executive Officers under the LTIP. Pursuant to their respective Pool B Performance Award Agreements, Messrs. Broussard, O’Neill and Bernard were each granted a Pool B Performance Award with a designated cash value equal to approximately $0.26 million, $0.1 million and $0.05 million, respectively, which amounts increase by 16.0%, compounding quarterly (the “2021 Pool B Award Value,” together with the 2020 Pool B Award Value, the “Pool A Award Value”). The 2021 Pool B Award Value is subject to reduction if, in connection with any Change of Control (as defined in the Pool A Performance Award Agreements), the Company’s Series B Preferred Stock is redeemed for less than its redemption price. No payments will be made under a Pool B Performance Award prior to the date on which the Pool B Performance Award becomes vested and the restricted periods lapse, and payment date occurs, as summarized below. The respective Pool B Performance Awards of the Named Executive Officers are subject to their continued employment and vested in full on the first anniversary of the 2021 Vesting Effective Date. If the employment of any Named Executive Officer is terminated for certain events of cause, then the entire Pool B Performance Award held by such terminated executive will be forfeited, whether or not vested in the case of a for cause termination.

The vested Pool B Performance Award will be payable to the Named Executive Officers on the earlier of the following:

a.
Upon a Change of Control (as defined in the Pool B Performance Award Agreements), either:
i.
If holders of shares of Series B Preferred Stock receive consideration in connection with such Change of Control in exchange or redemption thereof, then in the applicable merger consideration as if the participant held shares of Series B Preferred Stock immediately prior to such Change of Control with an aggregate redemption price equal to the applicable Pool B Award Value, or
ii.
If holders of shares of Series B Preferred Stock do not receive such consideration, then (x) in cash in a transaction in which the holders of Common Stock receive no consideration, cash or consideration other than a combination of cash and securities, in an amount equal to the greater of the Pool B Award Value and the value of that number of shares of Common Stock equal to the quotient of the applicable Pool B Award Value and $0.308 (the “Pool B Shares Fair Market Value”) or (y) in shares of Common Stock equal to the quotient of the applicable Pool B Award Value and the Pool B Shares Fair Market Value, upon a transaction in which the holders of Common Stock receive securities or a combination of cash and securities.
b.
Upon the Fixed Payment Date in, at the Company’s election, (x) cash or (y) shares of Common Stock equal to the quotient of the Pool B Award Value and the Pool B Shares Fair Market Value (as defined in the Pool B Performance Award Agreements) of a share of Common Stock.

The table below sets forth the Deferred Stock Unit Awards, the Pool A Performance Awards and the Pool B Performance Awards granted to each of Messrs. Broussard, O’Neill and Bernard during the year ended December 31, 2021:

Name	Deferred Stock Unit Award	Pool A Performance Award ($)(1)	Pool B Performance Award ($)(1)
Joel Broussard	71,826	2,064,689	735,439
Kyle O’Neill	28,669	824,637	293,722
Matthew Bernard	13,256	378,217	134,787

(1) Represents the original grant and the interest accrual in accordance with the terms thereof as of December 31, 2021.

By order of the Board of Directors of U.S. Well Services, Inc. Erin C. Simonson Vice President and Corporate Secretary